Exhibit 99.1

Contacts: For news media – Ryan Hill, 610-774-5997

For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL Corporation Reports Third-Quarter Earnings

•	Per-share earnings from ongoing operations increased by 16 percent in third quarter 2015 compared to 2014.
•	Per-share earnings from ongoing operations for first nine months of 2015 increased 15 percent, 17 percent for U.S.-based operations and 14 percent for U.K. operations compared to 2014.
•	Company now expects compound annual growth of 6 percent in per-share earnings through 2017 and reaffirms 2015 earnings guidance range of $2.15 to $2.25 per share.

ALLENTOWN, Pa. (Oct. 29, 2015) – PPL Corporation on Thursday (10/29) announced third-quarter 2015 reported earnings of $393 million, or $0.58 per share, a decrease from $497 million, or $0.74 per share, a year ago.

For the first nine months of 2015, PPL’s reported earnings were $283 million, or $0.42 per share, compared with $1.04 billion, or $1.57 per share, in the first nine months of 2014. The company’s results for the first nine months of 2015 reflect a loss from discontinued operations of $915 million, or $1.36 per share, resulting primarily from the June 1 spinoff of its competitive Supply business.

Adjusting for special items, third-quarter 2015 earnings from ongoing operations were $347 million, or $0.51 per share, compared with $297 million in earnings from ongoing operations (adjusted), or $0.44 per share, in the third quarter of 2014. This represents a 16 percent increase on a per-share basis.

Adjusting for special items, including results from the discontinued operations of the Supply segment, earnings from ongoing operations for the first nine months of 2015 were $1.20 billion, or $1.77 per share. This compares to earnings from ongoing operations (adjusted) of $1.02 billion, or $1.54 per share, in the first nine months of 2014, representing a 15 percent increase on a per-share basis.

“Backed by the strong performance of our fully regulated portfolio, we’re well-positioned once again this year to extend PPL’s proven track record of meeting or exceeding earnings expectations and delivering on our growth commitment to shareowners,” said William H. Spence, PPL chairman, president and Chief Executive Officer.

Spence reaffirmed the company’s 2015 forecast range for earnings from ongoing operations of $2.15 to $2.25 per share. The 2015 forecast for reported earnings is $0.80 to $0.90 per share, reflecting special items recorded through the third quarter.

   “Based on higher than expected earnings from the company’s regulated operations in the United Kingdom and our low-risk business plans, we are now confident we can achieve 6 percent compound annual earnings growth through 2017,” Spence said. The projection is based on 2014 adjusted earnings from ongoing operations of $2.03 per share. The company had previously projected 4 percent to 6 percent growth.

             PPL’s projected earnings growth is driven by more than $3 billion a year in investments to expand, rebuild and modernize infrastructure to improve service to 10 million utility customers in the U.S. and U.K.

Earnings from PPL’s U.S.-based operations, including its corporate services organization, are expected to grow 12 to 14 percent through 2017, with 1 to 2 percent earnings growth expected in the U.K. Regulated segment.

Third-Quarter and Year-to-Date 2015 Earnings Details

PPL’s reported earnings for the third quarter of 2015 included net special item after-tax credits of $46 million, or $0.07 per share, resulting primarily from foreign currency-related economic hedges.

Reported earnings for the third quarter of 2014 included net special item after-tax credits of $181 million, or $0.27 per share, resulting primarily from foreign currency-related economic hedges and discontinued operations associated with the spinoff of the Supply segment.

Reported earnings are calculated in accordance with U.S. GAAP. “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items, including the Supply segment’s earnings and the loss from discontinued operations associated with the spinoff of the Supply segment. In addition, 2014 has been adjusted to reflect the impact of dissynergies related to the spinoff of the Supply segment. Special items and the dissynergies are fully detailed at the end of the news release.

(Dollars in millions, except for per share amounts)	3rd Quarter				Year to Date
	2015	2014	% Change		2015	2014	% Change

Reported earnings	$393	$497	(21%	)	$283	$1,042	(73%)
Reported earnings per share	$0.58	$0.74	(22%	)	$0.42	$1.57	(73%)

	3rd Quarter				Year to Date
	2015	2014 (adjusted)	% Change		2015	2014 (adjusted)	% Change
Earnings from ongoing operations	$347	$297	17%		$1,195	$1,019	17%
Earnings from ongoing operations per share	$0.51	$0.44	16%		$1.77	$1.54	15%

(See the tables at the end of this news release for a reconciliation of reported earnings (loss) to earnings from ongoing operations.)

Third-Quarter and Year-to-Date Earnings by Segment

	3rd Quarter		Year to Date
Per share	2015	2014 (adjusted)	2015	2014 (adjusted)
Earnings from ongoing operations
U.K. Regulated	$0.29	$0.28	$1.15	$1.01
Kentucky Regulated	0.16	0.12	0.42	0.37
Pennsylvania Regulated	0.08	0.08	0.28	0.29
Corporate and Other[1]	(0.02)	(0.04)	(0.08)	(0.13)
Total	$0.51	$0.44	$1.77	$1.54

	3rd Quarter		Year to Date
Special items and dissynergy adjustments	2015	2014 (adjusted)	2015	2014 (adjusted)
Special items (expense) benefit
U.K. Regulated	$0.08	$0.16	$0.06	$0.03
Kentucky Regulated	–	–	(0.02)	–
Pennsylvania Regulated	–	0.01	–	–
Corporate and Other[1]	–	(0.03)	(0.03)	(0.11)
Supply/Discontinued Operations	(0.01)	0.13	(1.36)	0.02
Total special items	0.07	0.27	(1.35)	(0.06)
Dissynergy adjustments expense (benefit)
Corporate and Other[1]	–	0.03	–	0.09
Total special items and dissynergy adjustments	$0.07	$0.30	$(1.35)	$0.03

	3rd Quarter		Year to Date
Reported earnings (loss)	2015	2014	2015	2014
U.K. Regulated	$0.37	$0.44	$1.21	$1.04
Kentucky Regulated	0.16	0.12	0.40	0.37
Pennsylvania Regulated	0.08	0.09	0.28	0.29
Corporate and Other[1]	(0.02)	(0.04)	(0.11)	(0.15)
Supply/Discontinued Operations[2]	(0.01)	0.13	(1.36)	0.02
Total	$0.58	$0.74	$0.42	$1.57

1This category primarily includes unallocated corporate-level financing and other costs. For 2014, earnings from ongoing operations (adjusted) and special items and dissynergy adjustments reflect the impact of dissynergies related to the spinoff of the Supply segment: Indirect O&M ($0.02 in the 3rd quarter and $0.05 YTD), Interest ($0.01 in the 3rd quarter and $0.03 YTD), and Depreciation ($0.01 YTD).

22015 reported earnings includes five months of Supply segment earnings and an $879 million loss reflecting the difference between PPL’s recorded value for the Supply segment and the estimated fair value, a difference determined by PPL in conjunction with its accounting for the spinoff.

 (See the reconciliation tables at the end of this news release for an itemization of special items and dissynergy adjustments.)

Key Factors Impacting Earnings from Ongoing Operations

U.K. Regulated Segment

PPL’s U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), serving Southwest and Central England and South Wales.

Earnings from ongoing operations in the third quarter of 2015 increased by $0.01 per share compared with a year ago. This increase was primarily due to lower income taxes and lower depreciation expense, partially offset by lower utility revenues primarily driven by an April 1, 2015 price decrease due to the beginning of a new eight-year price control period (RIIO-ED1).

Earnings from ongoing operations during the first nine months of 2015 increased by $0.14 per share compared with a year ago. This increase was primarily due to lower income taxes, lower depreciation expense and higher utility revenue driven by an April 1, 2014 price increase, which was partially offset by lower prices driven by an April 1, 2015 price decrease due to the commencement of RIIO-ED1.

Kentucky Regulated Segment

PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.

Earnings from ongoing operations in the third quarter of 2015 increased by $0.04 per share compared with a year ago. This increase was primarily due to higher returns on additional environmental capital investments and higher base electricity rates effective July 1, 2015, partially offset by higher operation and maintenance expense.

Earnings from ongoing operations during the first nine months of 2015 increased by $0.05 per share compared with a year ago. This was primarily due to higher returns on additional environmental capital investments and higher base electricity rates effective July 1, 2015, partially offset by higher operation and maintenance expense, including costs associated with the retirement of coal-fired generation at the Cane Run facility.

Pennsylvania Regulated Segment

PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities. Earnings from ongoing operations in the third quarter of 2015 were the same as a year ago.

Earnings from ongoing operations during the first nine months of 2015 decreased by $0.01 per share compared with a year ago, driven primarily by higher depreciation expense, higher operation and maintenance expense and higher income tax expense, partially offset by higher transmission and distribution margins.

Corporate and Other

PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs.

Corporate and Other improved by $0.02 per share in the third quarter of 2015 compared to the third quarter of 2014 (adjusted), and by $0.05 per share for the first nine months of 2015 compared to a year ago. This was primarily due to the benefits of the corporate restructuring.

Forecast of Earnings from Ongoing Operations

	2015 forecast midpoint	2014 earnings from ongoing operations (adjusted)
Per share
U.K. Regulated	$ 1.43	$ 1.37
Kentucky Regulated	0.51	0.47
Pennsylvania Regulated	0.37	0.40
Corporate and Other[1]	(0.11)	(0.21)
Total	$ 2.20	$ 2.03

1 This category primarily includes unallocated corporate-level financing and other costs. For 2014, earnings from ongoing operations (adjusted) reflect the full impact of dissynergies related to the spinoff of the Supply segment: Indirect O&M ($0.07), Interest ($0.05) and Depreciation ($0.01).

See the tables at the end of this news release for a reconciliation of reported earnings to 2014 earnings from ongoing operations (adjusted).

The midpoint of PPL’s 2015 forecast earnings from ongoing operations of $2.20 per share represents an increase of 8.4 percent compared to 2014 earnings from ongoing operations (adjusted). This increase is primarily attributable to increases in the U.K. Regulated and Kentucky Regulated segments and lower Corporate and Other charges as detailed below.

U.K. Regulated Segment

PPL projects higher segment earnings in 2015 compared with 2014, primarily driven by lower income taxes and lower depreciation expense, partially offset by lower utility revenue from a price decrease due to the commencement of RIIO-ED1 effective April 1, 2015. The remaining 2015 foreign currency earnings exposure for this segment is fully hedged at an average rate of $1.54 per pound.

Kentucky Regulated Segment

PPL projects higher segment earnings in 2015 compared with 2014, primarily driven by electric and gas base rate increases effective July 1, 2015, and returns on additional environmental capital investments, partially offset by higher operation and maintenance expense, higher depreciation and higher financing costs.

Pennsylvania Regulated Segment

PPL projects lower segment earnings in 2015 compared with 2014, primarily driven by higher operation and maintenance expense and higher depreciation expense, partially offset by higher transmission and distribution margins.

Corporate and Other

PPL projects lower costs in this category in 2015 compared with 2014, primarily driven by cost reductions resulting from corporate restructuring efforts and lower income taxes.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. The company and its 13,000 employees are dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about third-quarter 2015 financial results at 8:30 a.m. Eastern Standard time on Thursday, Oct. 29. The call will be webcast live, in audio format, along with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 30 days after the call. Interested individuals can access the live conference call via telephone at 1-888-317-6003. International participants should call 1-412-317-6061. Participants in Canada should call 1-866-284-3684. Participants will need to enter the following “Elite Entry” number in order to join the conference: 8202071.

# # #

“Earnings from ongoing operations,” should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with U.S. generally accepted accounting principles (GAAP). PPL believes that “earnings from ongoing operations,” although a non-GAAP financial measure, is also useful and meaningful to investors because it provides management’s view of PPL’s earnings excluding the Supply segment, as the spinoff was completed June 1, 2015. Other companies may use different measures to present financial performance. “Earnings from ongoing operations” is adjusted for the impact of special items as described below, which includes the Supply segment’s earnings now reflected in discontinued operations. Also included in special items is the loss on spinoff resulting from the fair value of the Supply segment being less than PPL’s recorded value as of June 1, 2015, the date of the spinoff. “Earnings from ongoing operations (adjusted)” for 2014 also reflects, within the Corporate and Other category, the impact of spinoff dissynergies that would remain with PPL after the completion of the transaction, if left unmitigated.

“Earnings from ongoing operations” is adjusted for the impact of special items. Special items include:

•	Unrealized gains or losses on foreign currency-related economic hedges.
•	Supply segment discontinued operations.
•	Loss on the spinoff of the Supply segment.
•	Gains and losses on sales of assets not in the ordinary course of business.
•	Impairment charges.
•	Workforce reduction and other restructuring effects.
•	Acquisition and divestiture-related adjustments.
•	Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring, including the ability of PPL Corporation to realize all or a significant portion of the anticipated cost savings from the corporate restructuring efforts following the Supply business spinoff; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of hurricanes or other severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)
	September 30,	December 31,
	2015	2014 (b)
Assets
Cash and cash equivalents	$981	$1,399
Short-term investments		120
Accounts receivable	777	808
Unbilled revenues	421	517
Fuel, materials and supplies	321	381
Current assets of discontinued operations		2,600
Other current assets	490	334
Property, Plant and Equipment
Regulated utility plant	33,752	30,568
Less: Accumulated depreciation - regulated utility plant	5,632	5,361
Regulated utility plant, net	28,120	25,207
Non-regulated property, plant and equipment	534	592
Less: Accumulated depreciation - non-regulated property, plant and equipment	170	162
Non-regulated property, plant and equipment, net	364	430
Construction work in progress	1,478	2,532
Property, Plant and Equipment, net	29,962	28,169
Noncurrent regulatory assets	1,627	1,562
Goodwill and other intangibles	4,285	4,335
Noncurrent assets of discontinued operations		8,317
Other noncurrent assets	382	322
Total Assets	$39,246	$48,864

Liabilities and Equity
Short-term debt	$557	$836
Long-term debt due within one year	1,460	1,000
Accounts payable	808	995
Current liabilities of discontinued operations		2,775
Other current liabilities	1,643	1,837
Long-term debt	17,745	17,173
Deferred income taxes and investment tax credits	3,865	3,359
Accrued pension obligations	963	1,457
Asset retirement obligations	539	324
Noncurrent regulatory liabilities	962	992
Noncurrent liabilities of discontinued operations		3,963
Other noncurrent liabilities	482	525
Common stock and additional paid-in capital	9,637	9,440
Earnings reinvested (c)	2,791	6,462
Accumulated other comprehensive loss	(2,206)	(2,274)
Total Liabilities and Equity	$39,246	$48,864

(a)	The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.
(b)	Amounts have been reclassified to reflect the Supply segment as a discontinued operation.
(c)	2015 reflects the impact of the spinoff of the Supply segment and a $3.2 billion related dividend.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014 (a)	2015 (a)	2014 (a)

Operating Revenues	$1,878	$1,879	$5,889	$5,906

Operating Expenses
Operation
Fuel	228	240	695	748
Energy purchases	177	173	676	683
Other operation and maintenance	482	467	1,405	1,382
Depreciation	226	233	658	688
Taxes, other than income	79	78	241	238
Total Operating Expenses	1,192	1,191	3,675	3,739

Operating Income	686	688	2,214	2,167

Other Income (Expense) - net	75	136	61	33

Interest Expense	221	213	645	637

Income from Continuing Operations Before Income Taxes	540	611	1,630	1,563

Income Taxes	144	201	432	534

Income from Continuing Operations After Income Taxes	396	410	1,198	1,029

Income (Loss) from Discontinued Operations (net of income taxes) (Note 8)	(3)	87	(915)	13

Net Income	$393	$497	$283	$1,042

Earnings Per Share of Common Stock:
Income from Continuing Operations After Income Taxes Available to PPL Common Shareowners:
Basic	$0.59	$0.61	$1.78	$1.58
Diluted	$0.59	$0.61	$1.78	$1.55
Net Income Available to PPL Common Shareowners:
Basic	$0.58	$0.74	$0.42	$1.60
Diluted	$0.58	$0.74	$0.42	$1.57

Weighted-Average Shares of Common Stock Outstanding
(in thousands)
Basic	670,763	664,432	668,731	649,561
Diluted	673,702	666,402	671,254	665,501

(a)    Amounts have been reclassified to reflect the Supply segment as a discontinued operation.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Nine Months Ended September 30,
	2015 (a)	2014 (a)
Cash Flows from Operating Activities
Net income	$283	$1,042
(Income) loss from discontinued operations (net of income taxes)	915	(13)
Income from continuing operations (net of income taxes)	1,198	1,029
Adjustments to reconcile Income from continuing operations (net of taxes) to net cash provided by operating activities - continuing operations
Depreciation	658	688
Amortization	46	51
Defined benefit plans - expense	44	37
Deferred income taxes and investment tax credits	359	416
Unrealized gains on derivatives, and other hedging activities	(17)	(99)
Adjustment to WPD line loss accrual		65
Stock-based compensation expense	26	24
Other	9	(1)
Change in current assets and current liabilities
Accounts payable	(180)	(53)
Unbilled revenues	91	122
Taxes payable	(142)	138
Other	53	(17)
Other operating activities
Defined benefit plans - funding	(396)	(290)
Other	(61)	53
Net cash provided by operating activities - continuing operations	1,688	2,163
Net cash provided by operating activities - discontinued operations	343	465
Net cash provided by operating activities	2,031	2,628
Cash Flows from Investing Activities
Investing activities from continuing operations:
Expenditures for property, plant and equipment	(2,560)	(2,602)
Expenditures for intangible assets	(32)	(36)
Purchase of other investments	(15)
Proceeds from the sale of other investments	136
Net decrease in restricted cash and cash equivalents	5	12
Other investing activities	3	(4)
Net cash used in investing activities - continuing operations	(2,463)	(2,630)
Net cash used in investing activities - discontinued operations	(149)	(344)
Net cash used in investing activities	(2,612)	(2,974)
Cash Flows from Financing Activities
Financing activities from continuing operations:
Issuance of long-term debt	1,137	296
Retirement of long-term debt		(237)
Issuance of common stock	145	1,037
Payment of common stock dividends	(750)	(718)
Net decrease in short-term debt	(271)	(192)
Other financing activities	(30)	(49)
Net cash provided by financing activities - continuing operations	231	137
Net cash used in financing activities - discontinued operations	(546)	(166)
Net cash distributions to parent from discontinued operations	132	448
Net cash provided by (used in) financing activities	(183)	419
Effect of Exchange Rates on Cash and Cash Equivalents	(6)	13
Net Decrease in Cash and Cash Equivalents included in Discontinued Operations	352	45
Net Increase (Decrease) in Cash and Cash Equivalents	(418)	131
Cash and Cash Equivalents at Beginning of Period	1,399	863
Cash and Cash Equivalents at End of Period	$981	$994

(a)	Amounts have been reclassified to reflect the Supply segment as a discontinued operation.

Key Indicators (Unaudited)

	12 Months Ended
	September 30,
Financial	2015	2014

Dividends declared per share of common stock	$1.495	$1.485
Book value per share (a)(b)(c)	$15.22	$21.02
Market price per share (a)	$32.89	$32.84
Dividend yield	4.5%	4.5%
Dividend payout ratio (d)(e)	102.4%	103.8%
Dividend payout ratio - earnings from ongoing operations (d)(f)	65.9%	60.1%
Price/earnings ratio (d)(e)	22.5	23.0
Price/earnings ratio - earnings from ongoing operations (d)(f)	14.5	13.3
Return on average common equity (e)	7.7%	7.2%
Return on average common equity - earnings from ongoing operations (f)	12.0%	12.5%

(a)	End of period.
(b)	Based on 671,792 and 664,653 shares of common stock outstanding (in thousands) at September 30, 2015, and September 30, 2014.
(c)	2015 reflects the impact of the spinoff of the Supply segment and a $3.2 billion related dividend.
(d)	Based on diluted earnings per share.
(e)	2015 includes the impact of the $879 million loss on the spinoff of the Supply segment, reflecting the difference between PPL’s recorded value for the Supply segment and the estimated fair value determined in accordance with applicable accounting rules under GAAP. 2015 also includes eight months of Supply segment earnings, compared to 12 months in 2014.
(f)	The calculation for 2015 includes three months of earnings from 2014 that were adjusted for Supply segment earnings and the impact of dissynergies related to the spinoff of the Supply segment. 2014 was not adjusted for such items. Earnings from ongoing operations is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended September 30,			9 Months Ended September 30,
			Percent			Percent
(GWh)	2015	2014	Change	2015	2014	Change

Domestic Retail Delivered
PPL Electric Utilities	9,423	8,945	5.3%	28,551	27,953	2.1%
LKE	8,282	8,120	2.0%	23,984	24,033	(0.2%)
Total	17,705	17,065	3.8%	52,535	51,986	1.1%

Domestic Retail Supplied
LKE (a)	8,282	8,120	2.0%	23,984	24,033	(0.2%)

International Delivered
United Kingdom	17,293	17,255	0.2%	57,122	56,954	0.3%

Domestic Wholesale
LKE (b)	606	589	2.9%	1,789	1,851	(3.3%)

(a)   Represents GWh supplied by LKE to retail customers in Kentucky, Virginia and Tennessee.

(b)   Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

(millions of dollars)	3rd Quarter 2015							Year-to-Date September 30, 2015
	U.K.	KY	PA	Corp. &		Disc.	Total	U.K.	KY	PA	Corp. &		Disc.	Total
	Reg.	Reg.	Reg.	Other		Ops.	Corp.	Reg.	Reg.	Reg.	Other	Ops.(a)		Corp.
Reported Earnings (Loss)	$249	$111	$55	$(18)		$(4)	$393	$814	$267	$191	$(73)		$(916)	$283
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	54						54	20						20
Spinoff of the Supply segment:
Discontinued operations						(4)	(4)						(916)	(916)
Transition and transaction costs				(1)			(1)				(16)			(16)
Employee transitional services				(1)			(1)				(4)			(4)
Separation benefits				(1)			(1)				(3)			(3)
Other:
WPD Midlands acquisition-related adj.								2						2
Settlement-certain income tax positions								18						18
Certain valuation allowances									(8)					(8)
LKE acquisition-related adjustment		(1)					(1)		(5)					(5)
Total Special Items	54	(1)		(3)		(4)	46	40	(13)		(23)		(916)	(912)
Earnings from Ongoing Operations	$195	$112	$55	$(15)	$		$347	$774	$280	$191	$(50)	$		$1,195

(per share - diluted)	3rd Quarter 2015							Year-to-Date September 30, 2015
	U.K.	KY	PA	Corp. &		Disc.	Total	U.K.	KY	PA	Corp. &		Disc.	Total
	Reg.	Reg.	Reg.	Other		Ops.	Corp.	Reg.	Reg.	Reg.	Other	Ops.(a)		Corp.
Reported Earnings (Loss)	$0.37	$0.16	$0.08	$(0.02)		$(0.01)	$0.58	$1.21	$0.40	$0.28	$(0.11)		$(1.36)	$0.42
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.08						0.08	0.03						0.03
Spinoff of the Supply segment:
Discontinued operations						(0.01)	(0.01)						(1.36)	(1.36)
Transition and transaction costs											(0.02)			(0.02)
Employee transitional services											(0.01)			(0.01)
Other:
Settlement-certain income tax positions								0.03						0.03
Certain valuation allowances									(0.01)					(0.01)
LKE acquisition-related adjustment									(0.01)					(0.01)
Total Special Items	0.08					(0.01)	0.07	0.06	(0.02)		(0.03)		(1.36)	(1.35)
Earnings from Ongoing Operations	$0.29	$0.16	$0.08	$(0.02)	$		$0.51	$1.15	$0.42	$0.28	$(0.08)	$		$1.77

(a)	Represents the Supply segment, which includes an $879 million charge reflecting the difference between PPL’s recorded value for the Supply segment and the estimated fair value determined in accordance with applicable accounting rules under GAAP.

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations (Adjusted)
(After-Tax)
(Unaudited)
(millions of dollars)	3rd Quarter 2014						Year-to-Date September 30, 2014
	U.K.	KY	PA	Corp. &	Disc.	Total	U.K.	KY	PA	Corp. &	Disc.	Total
	Reg.	Reg.	Reg.	Other(a)	Ops.(a)	Corp.	Reg.	Reg.	Reg.	Other(a)	Ops.(a)	Corp.
Reported Earnings (Loss)	$295	$82	$57	$(24)	$87	$497	$688	$247	$194	$(100)	$13	$1,042
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	111					111	72					72
Spinoff of the Supply segment:
Supply segment earnings					86	86					16	16
Discontinued operations adjustments				(1)	1					(7)	7
Change in tax valuation allowances				(3)		(3)				(49)		(49)
Transition and transaction costs				(3)		(3)				(3)	(10)	(13)
Separation benefits				(11)		(11)				(11)		(11)
Other:
Change in WPD line loss accrual							(52)					(52)
EEI adjustments		(1)				(1)
Separation benefits			2			2			(2)			(2)
Total Special Items	111	(1)	2	(18)	87	181	20		(2)	(70)	13	(39)

Dissynergies-spinoff of Supply segment
Expense(benefit): (b)
Indirect operation and maintenance				10		10				35		35
Interest expense				7		7				22		22
Depreciation				2		2				5		5
Total dissynergies-spinoff of Supply segment				19		19				62		62
Earnings from Ongoing Operations(Adjusted)	$184	$83	$55	$(25)	$	$297	$668	$247	$196	$(92)	$	$1,019

(per share - diluted)	3rd Quarter 2014						Year-to-Date September 30, 2014 (c)
	U.K.	KY	PA	Corp. &	Disc.	Total	U.K.	KY	PA	Corp. &	Disc.	Total
	Reg.	Reg.	Reg.	Other(a)	Ops.(a)	Corp.	Reg.	Reg.	Reg.	Other(a)	Ops.(a)	Corp.
Reported Earnings (Loss)	$0.44	$0.12	$0.09	$(0.04)	$0.13	$0.74	$1.04	$0.37	$0.29	$(0.15)	$0.02	$1.57
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.16					0.16	0.11					0.11
Spinoff of the Supply segment:
Supply segment earnings					0.13	0.13					0.02	0.02
Discontinued operations adjustments										(0.01)	0.01
Change in tax valuation allowances				(0.01)		(0.01)				(0.07)		(0.07)
Transition and transaction costs										(0.01)	(0.01)	(0.02)
Separation benefits				(0.02)		(0.02)				(0.02)		(0.02)
Other:
Change in WPD line loss accrual							(0.08)					(0.08)
Separation benefits			0.01			0.01
Total Special Items	0.16		0.01	(0.03)	0.13	0.27	0.03			(0.11)	0.02	(0.06)

Dissynergies-spinoff of Supply segment
Expense(benefit): (b)
Indirect operation and maintenance				0.02		0.02				0.05		0.05
Interest expense				0.01		0.01				0.03		0.03
Depreciation										0.01		0.01
Total dissynergies-spinoff of Supply segment				0.03		0.03				0.09		0.09
Earnings from Ongoing Operations(Adjusted)	$0.28	$0.12	$0.08	$(0.04)	$	$0.44	$1.01	$0.37	$0.29	$(0.13)	$	$1.54

(a)     Certain amounts have been reclassified to reflect the Supply segment as a discontinued operation.

(b)      Represents 2014 costs allocated to the Supply segment that remained with PPL after the spinoff of the Supply segment.

(c)	The "If-Converted Method" has been applied to PPL's 2011 Equity Units, resulting in $9 million of interest charges (after-tax) being added back to earnings and approximately 14 million shares of PPL Common Stock being treated as outstanding. Both adjustments are only for purposes of calculating diluted earnings per share.

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations (Adjusted)
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2014	(per share - diluted) (a)
	U.K.	KY	PA	Corp. &	Disc.
	Reg.	Reg.	Reg.	Other (b)	Ops. (b)		Total
Reported Earnings (Loss)	$1.48	$0.47	$0.39	$(0.18)		$0.45	$2.61
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.19						0.19
Spinoff of the Supply segment:
Discontinued operations				(0.01)		0.45	0.44
Change in tax valuation allowances				(0.07)			(0.07)
Separation benefits				(0.02)			(0.02)
Other:
Change in WPD line loss accrual	(0.08)						(0.08)
Separation benefits			(0.01)				(0.01)
Total Special Items	0.11		(0.01)	(0.10)		0.45	0.45

Dissynergies-spinoff of Supply segment
expense (benefit): (c)
Indirect operation and maintenance				0.07			0.07
Interest expense				0.05			0.05
Depreciation				0.01			0.01
Total dissynergies-spinoff of Supply segment				0.13			0.13
Earnings from Ongoing Operations (Adjusted)	$1.37	$0.47	$0.40	$(0.21)	$		$2.03

(a)	The "If-Converted Method" has been applied to PPL's 2011 Equity Units, resulting in $9 million of interest charges (after-tax) being added back to earnings and approximately 11 million shares of PPL Common Stock being treated as outstanding. Both adjustments are only for purposes of calculating diluted earnings per share.
(b)	Certain amounts have been reclassified to reflect the Supply segment as a discontinued operation.
(c)	Represents 2014 costs allocated to the Supply segment that remained with PPL after the spinoff of the Supply segment.

Reconciliation of PPL's Forecast of Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

	Forecast (per share - diluted)
	2015 Midpoint
	U.K.	KY	PA	Corp.	Disc.		High	Low
	Reg.	Reg.	Reg.	& Other	Ops.(a)	Total	2015	2015
Reported Earnings (Loss)	$1.49	$0.49	$0.37	$(0.14)	$(1.36)	$0.85	$0.90	$0.80
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.03					0.03	0.03	0.03
Spinoff of the Supply segment:
Discontinued operations					(1.36)	(1.36)	(1.36)	(1.36)
Transition and transaction costs				(0.02)		(0.02)	(0.02)	(0.02)
Employee transitional services				(0.01)		(0.01)	(0.01)	(0.01)
Other:
Settlement of certain income tax positions	0.03					0.03	0.03	0.03
Certain valuation allowances		(0.01)				(0.01)	(0.01)	(0.01)
LKE acquisition-related adjustment		(0.01)				(0.01)	(0.01)	(0.01)
Total Special Items	0.06	(0.02)		(0.03)	(1.36)	(1.35)	(1.35)	(1.35)
Earnings from Ongoing Operations	$1.43	$0.51	$0.37	$(0.11)	$	$2.20	$2.25	$2.15

(a)	Includes an $879 million charge reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable rules under GAAP.